EXHIBIT 99.2

CFO Commentary on Third Quarter FY 2010 Results

Summary Results

Revenue for the third quarter of fiscal 2010 was $903.2 million, up 16 percent from $776.5 million in the prior quarter and higher than our guidance of 5 to 7 percent growth. Revenue  was also up slightly from a year earlier, the first time this year we have recorded year-over-year improvement, reflecting a third consecutive quarter of strong revenue growth.

GAAP gross margin for the quarter was 43.4 percent.  Our third quarter GAAP results included a $25.1 million credit for insurance proceeds related to a weak die/packaging material set that was used in certain versions of our previous generation chips, of which $24.1 million was recorded as a benefit to cost of revenue.  Excluding this benefit, stock-based compensation charges, and their associated tax impact, our non-GAAP gross margin was 41.0 percent, which was significantly up over the prior quarter and also exceeded our guidance.

GAAP net income for the quarter was $107.6 million, or 19 cents per diluted share, compared with a GAAP net loss of $105.3 million, or 19 cents per share, in the prior quarter.   Our second quarter results included a net charge of $119.0 million relating to the same weak die/packaging material set issue.

Excluding the insurance proceeds, stock-based compensation, and their associated tax impact, non-GAAP net income for the quarter was $110.3 million, or 19 cents per diluted share.  This compares with a non-GAAP net income of $37.7 million, or 7 cents per share in the prior quarter.

Revenue

(in millions)	Q3’10	Q2’10	Q/Q %
GPU	$464.5	$372.4	+25%
MCP	247.9	237.4	+4%
Professional	129.6	116.6	+11%
Consumer/Other	61.2	50.1	+22%
Total	$903.2	$776.5	+16%

Our GPU business, which includes desktop, notebook and memory, was up almost 25 percent sequentially.   Demand was strong throughout the quarter in both the desktop and notebook segments, with many customers on allocation as a result of stronger than anticipated demand, coupled with supply constraints that limited us throughout the entire quarter, particularly regarding 40nm products.

The desktop segment of our GPU business was up approximately 19 percent quarter-over-quarter, with continued strength across almost all GeForce product-lines, but particularly in the mainstream segment where our new 40nm products have been well received. The majority of our desktop revenue is sold into the channel.  Channel inventories remained in short supply, at approximately one month supply on hand.

The notebook segment of our GPU business was up approximately 41 percent quarter-over-quarter.

Revenue from our 40nm desktop and notebook products contributed approximately 19 percent of  our GPU business revenue versus 3 percent in the previous quarter.  Notwithstanding the significant increase quarter-over-quarter, much of the supply was back-end loaded and limited our ability to fully satisfy demand.

Our MCP business represented 27 percent of total revenue.  Sales of our chipsets designed for Intel-based desktop and notebook PCs were up 33 percent sequentially. However, sales of our chipsets for AMD desktop PCs were down 27 percent because an AMD product transition reduced the availability of entry-level desktop CPUs and thus demand for our associated chipset.

Revenue for our Professional business, which includes workstation graphics and computing, represented 14 percent of total revenue and was up 11 percent quarter-over-quarter.   While revenue growth in this segment continued to lag the rest of our business, this was our largest quarter-over-quarter percentage increase in the last year and we are currently seeing strong quotation activity.

Our Consumer and Other business, which includes Tegra™, as well as embedded entertainment, represented 7 percent of total revenue.  Revenue continued to ramp as the first Tegra-based products, the Microsoft Zune HD and Samsung’s M1, reached stores in September.

Gross Margin

GAAP gross margin for the third quarter was 43.4 percent.  Excluding the aforementioned insurance proceeds, stock-based compensation, and their associated tax impact, non-GAAP gross margin was 41.0 percent.  Non-GAAP gross margin was up 4.7 percentage points sequentially, the third consecutive quarterly increase.

Non-GAAP gross margins improved sequentially as a result of several factors:

•	Significantly higher unit sales of GPUs;
•	Improved 55nm yields as well as other manufacturing cost reductions; and
•	More favorable product mix, particularly within our discreet GPU business.

Expenses and Other

GAAP operating expenses for the third quarter were $283.9 million, up slightly over our estimates.  Sequentially, operating expenses were up $17.1 million primarily due to the bring-ups of various new products, as well as increased legal expenses.

NVIDIA’s worldwide employment at the end of the quarter stood at 5,609.

Balance Sheet

Accounts receivable at the end of the quarter were up $45.9 million sequentially on $126.7 million of higher revenues.  DSO at quarter-end was 40 days, a 1-day improvement over the prior quarter.

Inventories at the end of the quarter, which amounted to $277.6 million, were essentially flat compared with the prior quarter.  Inventory days on hand improved to 47, calculated on a non-GAAP basis, a 4-day improvement over the second quarter.

Depreciation and amortization expense for the third quarter amounted to approximately $48.8 million.  Capital expenditures were $16.6 million.  Each of these was down slightly from the prior quarter.

Cash flow from operating activities was $141.3 million during the third quarter. Free cash flow for the third quarter was a positive $124.7 million.

Cash, cash equivalents and marketable securities at the end of the quarter were approximately $1.63 billion, up approximately $168.0 million from the second quarter, with the principle contributors being higher earnings and improved working capital metrics.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2010 is as follows:

•
Revenue is expected to be up slightly (2 percent) from the third quarter.  While revenue for 40nm products is expected to be up over the third quarter, 40nm supply will continue to be constrained, inhibiting our ability to fully satisfy demand.

•	GAAP gross margin is expected to be in the range of 40 to 42 percent.
•
GAAP operating expenses are expected to be approximately $305 million.  This is up from the third quarter due primarily to our fourth quarter being 14 weeks versus the usual 13 weeks, as well as costs relating to a record number of product bring-ups.

We estimate stock-based compensation expense in the fourth quarter to be $26 million and depreciation and amortization and capital expenditures to be approximately flat when compared to the third quarter.

Diluted shares for the fourth quarter are expected to be approximately 580 million.

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566 - 5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income, non-GAAP net income per share, free cash flow and days sales in inventory. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation chips, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, a non-recurring charge against cost of revenue related to a royalty dispute, a non-recurring restructuring charge against operating expenses, recurring stock-based compensation charges, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. Days sales in inventory is computed using GAAP ending inventory multiply by the number of days in the period divided by the non-GAAP cost of revenue.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this document including, but not limited to, statements as to: NVIDIA’s financial projections for the fourth quarter of fiscal 2010 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; development of more efficient or faster technology; design, manufacturing or software defects; the impact of technological development and competition; changes in consumer preferences and demands; customer adoption of different standards or our competitor's products; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the fiscal period ended July 26, 2009. Copies of reports filed with the SEC are posted on our website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2009 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Tesla, CUDA, GeForce and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 26,	October 25,	October 26,
	2009	2009	2008	2009	2008

GAAP gross profit	$391,783	$156,723	$367,843	$738,202	$1,032,603
GAAP gross margin	43.4%	20.2%	41.0%	31.5%	35.1%

Stock-based compensation expense included in cost of revenue (A)	2,650	4,828	3,558	9,708	10,027
Net warranty charge against cost of revenue arising from a weak die/packaging material set (B)	(24,115)	119,993	-	95,878	195,954
Non-recurring charge related to a royalty dispute	-	-	4,500	-	4,500
Stock option purchase charge related to cost of revenue (C)	-	-	-	11,412	-
Non-GAAP gross profit	$370,318	$281,544	$375,901	$855,200	$1,243,084
Non-GAAP gross margin	41.0%	36.3%	41.9%	36.5%	42.2%

GAAP net income (loss)	$107,577	$(105,302)	$61,748	$(199,063)	$117,624
Stock-based compensation expense (A)	22,982	25,376	38,384	82,471	120,873
Net warranty charge against cost of revenue arising from a weak die/packaging material set (B)	(25,105)	119,054	-	93,949	195,954
Restructuring charges	-	-	8,338	-	8,338
Non-recurring charge related to a royalty dispute	-	-	4,500	-	4,500
Stock option purchase charge (C)	-	-	-	140,241	-
Income tax impact of non-GAAP adjustments	4,876	(1,398)	(1,540)	(16,212)	(49,624)
Non-GAAP net income	$110,330	$37,730	$111,430	$101,386	$397,665

Diluted net income (loss) per share
GAAP	$0.19	$(0.19)	$0.11	$(0.36)	$0.20
Non-GAAP	$0.19	$0.07	$0.20	$0.18	$0.68

Shares used in GAAP diluted net income (loss) per share computation	574,381	546,639	564,536	546,737	590,490
Impact of non-GAAP adjustments on dilutive share computation	(1,190)	15,996	(3,374)	16,291	(9,058)
Shares used in non-GAAP diluted net income per share computation	573,191	562,635	561,162	563,028	581,432

Metrics:
GAAP net cash flow provided by operating activities	$141,317	$135,117	$43,003	$418,562	$269,205
Purchase of property and equipment and intangible assets	(16,593)	(17,656)	(109,008)	(55,026)	(364,695)
Free cash flow	$124,724	$117,461	$(66,005)	$363,536	$(95,490)

GAAP cost of revenue [1]	$511,423	$619,797	$529,812	$1,605,755	$1,911,116
GAAP inventory [2]	$277,643	$279,216	$523,988	$277,643	$523,988
Days in period [3]	91	91	91	273	273
GAAP days sales in inventory [2]*[3]÷[1]	49	41	90	47	75

GAAP revenue	$903,206	$776,520	$897,655	$2,343,957	$2,943,719
Less: Non-GAAP gross profit	(370,318)	(281,544)	(375,901)	(855,200)	(1,243,084)
Non-GAAP cost of revenue [4]	$532,888	$494,976	$521,754	$1,488,757	$1,700,635

GAAP ending inventory [5]	$277,643	$279,216	$523,988	$277,643	$523,988
Days in period [6]	91	91	91	273	273
Non-GAAP days sales in inventory [5]*[6]÷[4]	47	51	91	51	84

(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 26,	October 25,	October 26,
	2009	2009	2008	2009	2008
Cost of revenue	$2,650	$4,828	$3,558	$9,708	$10,027
Research and development	$12,853	$13,268	$22,740	$47,391	$71,500
Sales, general and administrative	$7,479	$7,280	$12,086	$25,372	$39,346

(B) Excludes a charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(C) During the three months ended April 26, 2009, the Company completed a tender offer to purchase an aggregate of 28.5 million outstanding stock options for a total cash payment of $78.1 million. As a result of the tender offer the Company incurred a charge of $140.2 million, consisting of the remaining unamortized stock-based compensation expenses associated with the unvested portion of the options tendered in the offer, stock-based compensation expense resulting from amounts paid in excess of the fair value of the underlying options, plus associated payroll taxes and professional fees. The $140.2 million stock option purchase charge for the three months ended April 26, 2009 relates to personnel associated with cost of revenue (for manufacturing personnel), research and development, and sales, general and administrative of $11.4 million, $90.5 million, and $38.3 million, respectively.